Exhibit 10.29

Amendment No.3 to the 2000 Employee Stock Purchase Plan

The Therma-Wave, Inc. 2000 Employee Stock Purchase Agreement (the "ESPP") is hereby amended effectively as of March 1, 2002 by:

  Amending and restating Section 2(m) of the ESPP as follows:

  (m) "OFFERING PERIOD" means a period of twenty-four (24) months commencing on January 1, April 1, July 1 and October 1 of each year, except for the first Offering Period as set forth in Section 4(a) and except as otherwise set forth in Section 11.

  Amending and restating Section 11 of the ESPP as follows:

11. Automatic Withdrawal. If the Fair Market Value of the Shares on any Purchase Date of an Offering Period is less than the Fair Market Value of the Shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of Shares for such Purchase Period, and (ii) be enrolled in an Offering Period commencing on such Purchase Date and extending for 24 months and one day and containing Purchase Periods which end on March 31, June 30, September 30 and December 31 of each year; provided, however, that any Offering Period that would otherwise have commenced on the first business day subsequent to such Purchase Date shall also commence on such Purchase Date and be extended for 24 months and one day.

To record the due adoption of the foregoing amendment, Therma-Wave, Inc. has caused the execution hereof by its duly authorized officer.

Therma-Wave, Inc.

/s/ L. Ray Christie

By: L. Ray Christie

Title: Senior Vice President, Chief Financial

Officer and Secretary